SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 7, 2007

MAGNA ENTERTAINMENT CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-30578	98-0208374
(Commission File Number)	(I.R.S. Employer Identification No.)

337 Magna Drive, Aurora, Ontario, Canada	L4G 7K1
(Address of Principal Executive Offices)	(Zip Code)

(905) 726-2462
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On June 7, 2007, the Registrant issued a press release announcing that it has agreed to sell San Luis Rey Downs, a training center located on approximately 205 acres in Bonsall, California (approximately 40 miles from San Diego), to a subsidiary of MI Developments Inc. (“MID”), its parent company, in return for cash consideration of $24 million. At April 30, 2007, the net book value of the real estate property and other fixed assets of San Luis Rey Downs was $6.2 million.

As the purchaser will need time to obtain the necessary entitlements and other approvals to develop the property, it has agreed to lease the property to a subsidiary of the Registrant for a three-year period. The triple-net lease provides for a nominal annual rent and is terminable at any time by either party on four months’ notice.

The Registrant’s consideration of the real estate transactions was supervised by the Special Committee of the Registrant’s board of directors, consisting of Jerry D. Campbell (Chairman), Jennifer Jackson and William J. Menear. The transactions were approved by the Registrant’s board after a favorable recommendation of the Special Committee.

The full text of the Agreement of Purchase and Sale is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The full text of the press release issued by the Registrant is attached as Exhibits 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

Exhibit 10.1	Agreement of Purchase and Sale dated June 7, between 20005 Delaware Inc. and SLRD Thoroughbred Training Center, Inc.

Exhibit 99.1	Press Release dated June 7, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAGNA ENTERTAINMENT CORP.
(Registrant)

June 7, 2007	by:	/s/William G. Ford
William G. Ford
Secretary